Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-20879, 333-20881, 333-91328, and 333-141669) of Ralcorp Holdings, Inc. of our report dated December 1, 2008, except as it relates to the segment information as discussed in Note 18, as to which the date is February 5, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

February 5, 2009